PURCHASE AGREEMENT

                             between

                      BANK ONE CORPORATION,


                           as Seller,


                               and


                 RAYMOND JAMES FINANCIAL, INC.,


                            as Buyer


                         April 14, 1999


                       PURCHASE AGREEMENT

                        TABLE OF CONTENTS

                                                          Page

                           ARTICLE I

                          DEFINITIONS

       1.1   Defined Terms                                  1
       1.2   Other Defined Terms                            4

                           ARTICLE II

                   PURCHASE AND SALE OF STOCK

       2.1   Purchase and Sale                              6
       2.2   Purchase Price                                 6
       2.3   Assumed Obligations of the Roney Division      8
       2.4   Retention of Certain Liabilities               8
       2.5   Transfer Taxes                                 8
       2.6   338(h)(10) Election                            9

                          ARTICLE III

                            CLOSING

       3.1   Closing                                        9
       3.2   Conveyances at Closing                        10

                           ARTICLE IV

           REPRESENTATIONS AND  WARRANTIES OF SELLER

       4.1   Organization of Seller                        11
        4.2    Organization  of  the Company  and  the  Insurance
Subsidiaries                                              11
       4.3   Authorization                                 11
        4.4    Capitalization of the Company  and  the  Insurance
Subsidiaries                                              11
       4.5   Subsidiaries                                  12
       4.6   Ownership of the Stock                        12
       4.7   Financial Statements                          12
       4.8   Undisclosed Liabilities                       12
       4.9   Conduct of Business in Normal Course          13
       4.10  Regulatory Matters                            14
       4.11  Material Contracts                            14
       4.12  No Defaults                                   14
       4.13  Benefit Plans                                 15
       4.14  No Conflict or Violation                      16
       4.15  Consents and Approvals                        16
       4.16  Claims and Legal Proceedings                  17
       4.17  Taxes                                         17
       4.18  Intellectual Property Rights                  17
       4.19  Labor Relations                               18
       4.20  Environmental Laws                            19
       4.21  Securities                                    19
       4.22  Agreements with Regulatory Agencies           20
       4.23  Certain Practices                             20
       4.24  Insurance                                     20
       4.25  Title to Property and Assets                  21
       4.26  No Brokers                                    22
       4.27  No Other Agreements                           22
       4.28  Compliance with Laws                          22


                           ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF BUYER

       5.1   Organization                                  22
       5.2   Authorization                                 22
       5.3   No Conflict or Violation                      22
       5.4   Consents and Approvals                        23
       5.5   No Litigation                                 23
       5.6   No Brokers                                    23

                           ARTICLE VI

                 COVENANTS OF SELLER AND BUYER

       6.1   Maintenance of Business Prior to Closing      23
       6.2   Company Employees                             24
       6.3   Certain Prohibited Transactions               25
       6.4   Notification of Certain Matters               27
       6.5   Access to Information                         27
        6.6   Reasonable Efforts; Cooperation; Further Assurances
27
       6.7   No Conduct Inconsistent with this Agreement   28

                          ARTICLE VII

            CONDITIONS TO THE OBLIGATIONS OF SELLER

       7.1   Representations, Warranties and Covenants     28
       7.2   Consents                                      29
       7.3   No Injunctions or Restraints; Illegality      29
       7.4   Opinion of Counsel                            29
       7.5   Certificates                                  29

                          ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF BUYER

         8.1    Representations,  Warranties  and  Covenants  and
Agreements                                                29
       8.2   Consents                                      29
       8.3   No Injunctions or Restraints; Illegality      30
       8.4   Opinion of Counsel                            30
       8.5   Certificates                                  30

                           ARTICLE IX

         ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

       9.1   Books and Records                             30
       9.2   Survival of Representations, etc              31
       9.3   Indemnification                               31
       9.4   Further Assurances                            33
       9.5   Name; Proprietary Information                 33
       9.6   No Solicitation                               34

                           ARTICLE X

                         MISCELLANEOUS

      10.1   Termination                                   35
      10.2   Assignment                                    36
      10.3   Notices                                       36
      10.4   Choice of Law; Remedies; Venue                37
      10.5   Entire Agreement; Amendments and Waivers      37
      10.6   Multiple Counterparts                         38
      10.7   Expenses                                      38
      10.8   Invalidity                                    38
      10.9   Titles                                        38
      10.10  Publicity                                     38
      10.11  Confidential Information                      38
      10.12  Interpretation                                39
      10.13  Third Party Beneficiaries                     39


                       PURCHASE AGREEMENT

      This  Purchase Agreement, dated as of April  14,  1999,  is between  BANK ONE CORPORATION, a Delaware corporation ("Seller"),
and   RAYMOND   JAMES  FINANCIAL,  INC.,  a  Florida  corporation
("Buyer").

                            RECITALS

      A. Seller owns, either directly or through an Affiliate, all of the issued and outstanding shares of common stock, par value $10 per share (the "Stock"), of Roney & Co., a Delaware corporation (the "Company").

      B. Seller owns, either directly or through an Affiliate, all of the issued and outstanding shares of capital stock
(collectively, the "Insurance Subsidiaries Stock") of Roney Insurance, Inc., Roney Insurance Agency of Michigan, Inc., and Roney Insurance Agency, Inc. (collectively, the "Insurance Subsidiaries").

     C. Seller owns, either directly or through an Affiliate, the Roney Division Assets (as such term is defined in Section 2.1(c)) and uses the Roney Division Assets in the conduct of the Roney Capital Markets Division of Banc One Capital Markets, Inc. (the "Roney Division").

     D. Buyer desires to (i) purchase the Stock, the Insurance Subsidiaries Stock and the Roney Division Assets from Seller and
(ii) assume the Assumed Obligations (as such term is defined in Section 2.3), on the terms and subject to the conditions hereinafter set forth.

     E. Seller desires to (i) sell, assign, convey, transfer and deliver the Stock, the Insurance Subsidiaries Stock and the Roney Division Assets to Buyer and (ii) have Buyer assume the Assumed Obligations, on the terms and subject to the conditions hereinafter set forth.


                            AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I

                           DEFINITIONS

      1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

      "Affiliate" shall mean any subsidiaries that are wholly owned, directly or indirectly, by a Person.

      "Asset  Purchase Agreement" shall mean the  Asset  Purchase
Agreement, as amended, dated as of November 18, 1997, between First Chicago NBD Corporation and Roney & Co. L.L.C.

     "Books and Records" shall mean all books, records and files, whether in paper or electronic form, pertaining to the Business.

      "Business" shall mean the brokerage, investment banking, investment advisory, insurance and other businesses conducted by the Company, the Roney Division and the Insurance Subsidiaries as of the date hereof.

     "Client" shall mean any Person receiving investment banking, investment advisory, brokerage, insurance or other services at any time during the three year period prior to the Closing Date from the Company, the Roney Division or the Insurance Subsidiaries, except that for purposes of this Agreement, the term "Client" shall not include the Persons disclosed on the Disclosure Schedule.

     "Code" shall mean the Internal Revenue Code of 1986, as such may be amended from time to time.

      "Encumbrance" shall mean any claim, lien, mortgage, pledge,
option,   charge,  easement,  security  interest,   right-of-way,
encumbrance or other right of third parties.

     "Environmental Law" shall mean any law, statute, rule or regulation, Order, settlement agreement or governmental requirement, in effect on the date hereof, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, con taminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so called "Superlien" law, and any other similar Federal, state or local statutes.

     "GAAP" shall mean generally accepted accounting principles.

     "Government Entity" shall mean any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, any securities exchange or the NASD, whether international, national, federal, state or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions.

      "Interim Financials" shall mean the pro forma balance sheet of the Business and statements of income of the Business as of, and for the two month period ended, February 26, 1999, in each case prepared on a consistent basis with the financial statements of the Company audited by Arthur Andersen LLP, included in the Disclosure Schedule.

      "Knowledge" of any Person which is not an individual shall mean the actual knowledge of such Person's executive officers and managerial personnel having responsibility for the matter in question and such knowledge as such executive officer or managerial personnel should have obtained upon reasonable investigation and inquiry into the matter in question. Knowledge of the Seller shall include the Knowledge of the Company, the Insurance Subsidiaries and the Roney Division.

     "Legal Proceeding" means any action, claim, lawsuit, litigation, demand, suit, inquiry, hearing, investigation, indictment, information, notice of a violation, arbitration, appeal or other dispute or legal proceeding, whether civil, criminal, administrative or otherwise.

     "Litigation Reserve" means the amount of the reserve included in the calculation of Tangible Net Worth to cover the anticipated liabilities, costs and expenses associated with pending or anticipated litigation as of the Closing Date involving the Company, the Insurance Subsidiaries or the Roney Division.

      "Material Adverse Effect" or "Material Adverse Change" means any change, effect, event, occurrence, or state of facts that is, or could reasonably be expected to be, materially adverse to the business or the income, assets, liabilities, financial condition, results of operations or prospects of the subject party and the terms "material" and "materially" have correlative meanings; provided, however, that a Material Adverse Effect or a Material Adverse Change with respect to a party shall not include events or conditions generally affecting the securities or banking industry, as applicable, or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to laws, statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated companies.

     "Order" means any order, writ, judgment, arbitration award, injunction, decree or ruling of or by a Government Entity.

     "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

       "Permits" shall mean all of the Business' licenses, franchises, permits, approvals, exemptions and authorizations issued by any Government Entity relating to the Business, including, but not limited to, any such licenses, permits, approvals, exemptions and authorizations necessary to permit individual employees of the Company, the Insurance Subsidiaries and the Roney Division to conduct the Business.

       "Representative"   shall  mean  any   officer,   director,
principal, attorney, agent, employee or other representative.

       "Retention Program" shall mean the retention program provided for in the Asset Purchase Agreement, pursuant to which certain employees of the Company were awarded retention payments, subject to certain terms and conditions described therein.

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever nature, including, without limitation, income, withholding, excise, property, sales, gross receipts, use, license, transfer, payroll, occupancy or franchise taxes imposed by any Government Entity, and including any interest, assessments, penalties or additions thereto.

      1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

          Term                               Section

1940 Act                                     4.15
Acquisition Proposal                         6.7
Advisers Act                                 4.15
Allocation Schedule                          2.6
AMEX                                         4.10
Assumed Obligations                          2.3
Benefit Program                              4.13
Building                                     2.2
Buyer Material Breach                        10.1
Closing                                      3.1
Closing Date                                 3.1
COBRA                                        6.2
Company Name                                 9.5
Company Proprietary Property                 9.5
Contracts                                    2.1
CSE                                          4.10
Damages                                      9.3
Disclosure Schedule                          4.0
Employee Benefit Plan                        4.13
Employment Agreements                        4.19
Financial Statements                         4.7
Hart-Scott-Rodino                            4.15
HIPAA                                        6.2
Include                                      10.12
Includes                                     10.12
Including                                    10.12
Intellectual Property Rights                 4.18
Investment Advisers Act                      4.10
Mass Layoff                                  6.2
Material Contracts                           4.11
Multiemployer Plan                           4.13
NASD                                         4.10
NYSE                                         4.10
Party-in-Interest Transaction                4.13
PBGC                                         4.13
Plan Termination Basis                       4.13
Plan                                         4.13
Plant Closing                                6.2
Pledge Agreements                            4.19
Prohibited Transaction                       4.13
PSE                                          4.10
Purchase Price                               2.2
Regulatory Agreement                         4.22
Retained Employees                           6.2
Retention Payments                           2.2
Returns                                      4.17
Roney & Co.                                  9.5
Roney                                        9.5
Roney Division Assets                        2.1
SEC                                          4.10
Securities Inventory                         2.1
Seller Assumption Agreement                  3.2
Seller Material Breach                       10.1
Single-Employer Plan                         4.13
SRO                                          4.15
Tangible Book Value                          2.2
Tax Actions                                  4.17
WARN Act                                     6.2
Without Limitation                           10.12
Year 2000 Compliant                          4.18




                           ARTICLE II

                        PURCHASE AND SALE

      2.1   Purchase and Sale. On and effective as of the Closing
Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller:

          (a) The Stock.

          (b) The Insurance Subsidiaries Stock.

          (c) All of Seller's right, title and interest in and to all of the assets of the Roney Division (collectively, the "Roney Division Assets"). Without limiting the generality of the foregoing, the Roney Division Assets shall include, (i) all accounts receivable, (ii) all intellectual property rights;
(iii) all Client lists, Client records and other Books and Records; (iv) all equipment, furniture, fixtures, leasehold improvements and other tangible property, (v) all contracts, arrangements and understandings listed or required to be listed in the Disclosure Schedule (collectively, the "Contracts"),
(vi)  all rights to real property owned or leased by Seller,  and
(vii) the business of the Roney Division as a going concern, together with all goodwill associated therewith. A true, correct and complete list of the Roney Division Assets is set forth in the Disclosure Schedule.

           (d) The securities inventory related to the Business which are owned by Banc One Capital Markets, Inc. and which the Buyer has elected to purchase immediately prior to the Closing Date (the "Securities Inventory"). The Seller and Buyer understand and agree that the Securities Inventory is not included in the Roney Division Assets nor the assets of the Company nor the Insurance Subsidiaries and will not be included in the calculation of Tangible Net Worth.

     2.2  Purchase Price.

           (a) On the Closing Date, in consideration of the sale, transfer, assignment, conveyance and delivery of the Stock, the Insurance Subsidiaries Stock, the Roney Division Assets and the Securities Inventory, Buyer shall pay to Seller or Seller's designee $80,000,000, subject to a post-Closing adjustment as provided for in Section 2.2(b) (the "Purchase Price"), plus the fair market value of the Securities Inventory (determined based on the closing bid prices for the Securities Inventory on the trading day immediately prior to the Closing Date) and less all unaccrued amounts attributable to retention payments payable under the Retention Program on and after the Closing Date (the "Retention Payments") and less any liquidated damages payable to the Company pursuant to any employment agreement by any employee of the Company, the Insurance Subsidiaries or the Roney Division who ceases being employed by any of the foregoing from the date hereof through the Closing Date and less the amount of any payments under the Retention Program forfeited by any employee of the Company, the Insurance Subsidiaries or the Roney Division who ceases being employed by any of the foregoing from the date hereof through the Closing Date. The amount required to be paid by Buyer pursuant to the immediately preceding sentence shall be paid by wire transfer of immediately available funds from Buyer to Seller or Seller's designee on the Closing Date.

          (b) Within 30 days after the Closing, Seller will prepare a balance sheet of the Business as of the close of business on the date immediately prior to the Closing Date, consistently applied, which shall include a calculation of the amount of Tangible Book Value. Buyer and its independent certified public accountants shall have the right to observe all steps taken by Buyer in connection with the determination of the amount of Tangible Book Value and to review fully all work papers and procedures related thereto. Buyer shall have ten business days following the receipt of the calculation of Tangible Book Value from Seller to object to the calculation of Tangible Book Value, and if Buyer does not object during such period, then the amount of Tangible Book Value as calculated by Seller shall be final and binding.

          If Buyer believe that any adjustments should be made in the calculation of the amount of Tangible Book Value, then Buyer shall give Seller notice of such adjustments within ten business days of the receipt of the calculation of Tangible Book Value from Seller. If, after a period of ten business days following the date that Buyer gives written notice of any proposed adjustments to the amount of Tangible Book Value, any such adjustments remain disputed, Buyer and Seller will jointly engage a mutually satisfactory nationally recognized independent accounting firm to resolve such disputed adjustments in accordance with this Agreement and the decision of such firm shall be final and binding. The fees of the independent public accounting firm provided for in this Section shall be borne equally by the Buyer and the Seller.

The term "Tangible Book Value" shall mean the total assets of the aggregate of the Company, the Insurance Subsidiaries and the Roney Division, less the total liabilities of the aggregate of the Company, the Insurance Subsidiaries and the Roney Division, as of the date immediately prior to the Closing Date, prepared in accordance with GAAP on a basis consistent with the audited financial statements of the Company as of September 25, 1998 included in the Disclosure Schedule, with the following adjustments: (i) the value of the NYSE seat owned by the Company shall be excluded, (ii) the value of the stock exchange seats owned by the Company (other than the NYSE seat) shall be included at fair market value of such seats which shall equal the most recently available bid price for such seats, (iii) goodwill shall be excluded, (iv) the value of the headquarters building owned by the Company (the "Building") shall be $4,225,000, (v) any accrual for any audit expenses shall be excluded, (vi) the Roney Capital Corp. investment shall equal the sum of the initial capital investment of $220,000, plus all retained earnings of Roney Capital Corp., (vii) an accrual shall be included, in lieu of any other accrual related to that certain investment advisor engagement agreement, between Roney & Co. LLC and Lockwood Advisors, Inc., equal to the number of days from the Closing Date through May 12, 2000 times $1,643.84, (viii) an accrual shall be included for all outstanding liabilities and obligations relating to any early retirement and severance packages and agreements, including, without limitation, early retirement and severance packages which were offered in February 1999 to certain employees of the Company in connection with the proposed closing of the Company's securities clearance operations, (ix) all assets and liabilities relating to the payment of Taxes by Seller shall be excluded, and (x) the accrual related to the Retention Program shall be calculated based on a three year straight-line method.

            (c) Within five business days after the amount of Tangible Book Value is finally determined in accordance with the provisions of Section 2.2(b), the amount of the Purchase Price shall be adjusted as follows. If the amount of Tangible Book
Value is greater than $33.0 million, then Buyer shall be obligated to deliver to Seller, as a Purchase Price adjustment, an additional amount by wire transfer equal to the amount of
Tangible Book Value less $33.0 million. If the amount of Tangible Book Value is less than $33.0 million, then Seller shall refund to Buyer, as a Purchase Price adjustment, by wire transfer an amount equal to $33.0 million less the amount of Tangible Book Value.

     2.3 Assumed Obligations of the Roney Division. Buyer hereby agrees to cause the Company or another Affiliate of the Buyer to assume, satisfy and discharge (a) all liabilities and obligations under the Contracts of the Roney Division listed in the Disclosure Schedule, but only to the extent that such liabilities and obligations are attributable to periods on or after the Closing Date, as and when the same shall become due, and (b) the other obligations of the Roney Division listed on the Disclosure Schedule, as and when the same shall become due (collectively, the "Assumed Obligations"). The assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against the Company or the Affiliate of the Buyer, as the case may be, as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated.

     2.4 Retention of Certain Liabilities. Seller expressly acknowledges and agrees that Seller shall retain, and that Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments incident to, arising out of or incurred with respect to (a) Seller's obligations under this Agreement and the transactions contemplated hereby (including any and all sales, income or other Taxes arising out of the transactions contemplated hereby), (b) any liability of Seller for Taxes, (c) any liability of the Company or the Insurance Subsidiaries for Taxes, whether measured by income or otherwise, arising prior to the Closing Date, (d) any liability of Seller in connection with any employee benefit plans maintained by Seller or its Affiliates, other than the Company, (e) any liability under any Environmental Law applicable to the Business and/or the facilities used by the Business prior to the Closing Date (whether or not owned by Seller) and (f) the Asset Purchase Agreement.

      2.5 Transfer Taxes. Seller shall be responsible for any documentary transfer taxes and any sales, use or other transfer taxes (including any taxes measured by or with respect to the income or gross receipts of the Seller or any of its Affiliates) imposed by reason of the transfer of the Stock, the Roney Division Assets, the Insurance Subsidiaries Stock or the
Securities Inventory as provided for in this Agreement and any deficiency, interest or penalty asserted with respect thereto.
     2.6  338(h)(10) Election.

           (a) Buyer and Seller shall join in making a timely election under 338(h)(10) of the Code and Treasury Regulations 1.338(h)(10)-1(d) (and any corresponding elections under any applicable state and local Tax provision (collectively, a "338(h)(10) Election")) with respect to the purchase and sale of the Stock and/or the Insurance Subsidiaries Stock.

           (b) The Seller will be responsible for preparing and filing all Returns of the Company and the Insurance Subsidiaries relating to any period ending on or prior to the close of business on the last calendar day immediately preceding the Closing Date ("Pre-Closing Tax Periods."). The Buyer will be responsible for preparing and filing all Returns of the Company and the Insurance Subsidiaries relating to periods other than Pre-Closing Tax Periods. After the Closing has occurred, the Buyer will provide, or cause to be provided, to the Seller, without charge, any information that may reasonably be requested by the Seller in connection with the preparation of any Returns relating to Pre-Closing Tax Periods.

           (c) No later than six months after the Closing Date, the Buyer will prepare an initial allocation of the "Modified Adjusted Deemed Sales Price", as defined in Treasury Regulations 1.338(h)(10)-(f), among the assets of the Company and the Insurance Subsidiaries (the "Allocation Schedule"). Buyer and Seller shall jointly agree in good faith on the final amounts set forth in the Allocation Schedule. Promptly thereafter, the Seller and the Buyer shall exchange completed and executed copies of IRS Form 8023-A (or other applicable form), required schedules thereto, and any similar forms required by any state or local Tax authority. If any changes are required to these forms as a result of information which is first available after the final determination of the Purchase Price in accordance with Section 2.2, the Seller and the Buyer will in good faith use commercially reasonable efforts to promptly agree on such changes. The Seller and the Buyer each agree to file all Returns in accordance with the Allocation Schedule. Buyer shall pay the cost of any appraisals that may be required in connection with supporting the allocations contained in the Allocation Schedule.


                           ARTICLE III

                             CLOSING

      3.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 11:00 a.m. local time on May 28, 1999 at the offices of Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan 48226,
unless the parties agree to another time, date or place. Notwithstanding the foregoing, unless the Agreement has been previously terminated pursuant to the provisions of Section 10.1, the Closing shall be delayed until three business days after all of the conditions set forth in Article VII and Article VIII have been satisfied. The term "Closing Date" shall mean the date on which the Closing occurs.
     3.2  Conveyances at Closing.

           (a)   By Seller.  To effect the sales referred  to  in
Section  2.1,  Bank  One  will, or  will  cause  the  appropriate
Affiliate to, on the Closing Date, deliver to Buyer:

                (i) a certificate representing the Stock and a duly executed stock power relating thereto executed by a duly authorized officer of Seller or such Affiliate;

                (ii)  a  certificate or certificates representing
     the  Insurance Subsidiaries Stock and a duly executed  stock
     power  or  powers  relating  thereto  executed  by  a   duly
     authorized officer of Seller or such Affiliate;

                (iii) a Bill of Sale and Assignment and Assumption of Liabilities with respect to the Roney Division Assets, the Securities Inventory and Assumed Obligations transferring the Roney Division Assets, the Securities Inventory and the Assumed Obligations to the Company or another Affiliate of the Buyer, as designated by the Buyer; and

               (iv) such other instruments as shall be reasonably requested by Buyer to vest in the Buyer, the Company or another designated Affiliate of the Company, as the case may be, title in and to the Stock, the Insurance Subsidiaries Stock, the Roney Division Assets and the Securities Inventory, and to consummate the transactions contemplated by the provisions hereof.

           (b)   By  Buyer.   To effect the sale referred  to  in
Section 2.1, Buyer will, or will cause the Company or another designated Affiliate of the Buyer to, on the Closing Date, deliver to Seller or Seller's designee:

                (i)   the amount required to be paid pursuant  to
     Section 2.1(a);

                (ii) an Assignment and Assumption of Liabilities with respect to the Assumed Obligations; and

                (iii)      such  other instruments  as  shall  be
     reasonably   requested   by   Seller   to   consummate   the
     transactions contemplated by the provisions hereof.


           (c) Form of Instruments. All of the foregoing instruments listed in Section 3.2(a) and Section 3.2(b) shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller. In addition, each of the Buyer and the Seller shall deliver a certificate, dated as of the Closing Date, confirming that all conditions set forth in Article VII or Article VIII, as the case may be, have been satisfied.



                           ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as disclosed to Buyer in the confidential disclosure schedule delivered by Seller simultaneously with the execution of this Agreement (the "Disclosure Schedule") and except as expressly excepted in this Article IV, Seller hereby represents and warrants to Buyer as follows:

      4.1 Organization of the Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and corporate authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

       4.2 Organization of the Company and the Insurance Subsidiaries. Each of the Company and the Insurance Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

     4.3 Authorization. Seller has all necessary corporate power and authority and has taken, or by Closing will have taken, all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors rights and to general equity principals.

      4.4 Capitalization of the Company and the Insurance Subsidiaries. As of the date hereof, the authorized capital stock of the Company consists of 100 shares of the Company's common stock, $10.00 par value, of which 100 shares were issued and outstanding and no shares were held as treasury shares as of the date hereof. All of the issued and outstanding shares of Stock and Insurance Subsidiaries Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Stock or Insurance Subsidiary Stock has been issued in violation of any preemptive rights of current or past stockholders or is subject to any preemptive rights of the current or past stockholders of the Company or the Insurance Subsidiaries. There are no shares of capital stock or other equity securities of the Company or the Insurance Subsidiaries outstanding except for the shares of Stock and the shares of Insurance Subsidiary Stock, and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or the Insurance Subsidiaries, or contracts, commitments, understandings, or arrangements by which the Company or the Insurance Subsidiaries is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional share of its capital stock.

     4.5 Subsidiaries. Except for Roney Capital Corp., Roney Properties, Inc. and Roney Real Estate, Inc., neither the Company nor the Insurance Subsidiaries own directly or indirectly (or possess any options or other rights to acquire) any subsidiaries or any direct or indirect ownership interests in any other Person.

      4.6 Ownership of the Stock and the Insurance Subsidiaries Stock. The First National Bank of Chicago, a wholly-owned subsidiary of the Seller, owns, beneficially and of record, all of the Stock. NBD Bank (Michigan), a wholly-owned subsidiary of the Seller, owns, beneficially and of record, all of the issued and outstanding capital shares of Roney Insurance Agency, Inc. and Roney Insurance Agency of Michigan, Inc., except that the voting stock of Roney Insurance Agency, Inc. is subject to that certain voting trust agreement dated as of January 26, 1996 among John J. Burke Jr., Roney Insurance Agency, Inc. and William C. Roney & Co. NBD Bank (Elkhart, Indiana), a wholly-owned subsidiary of Seller, owns, beneficially and of record, all of the issued and outstanding capital stock of Roney Insurance Inc. The Stock and the Insurance Subsidiaries Stock are owned free and clear of any Encumbrances, proxies, calls or commitments of any nature, and the transfer and delivery of the Stock and the Insurance Subsidiaries Stock to Buyer at the Closing shall transfer good and marketable title to the Stock and the Insurance Subsidiaries Stock to Buyer, free and clear of all Encumbrances, proxies, calls or commitments of any nature.

      4.7 Financial Statements. Seller has included in the Disclosure Schedule true and complete copies of the following financial statements (the "Financial Statements"): (a) an audited balance sheet of the Business as at September 25, 1998 and an audited statements of income and statement of stockholders' equity of the Business for the period from May 8, 1998 to September 25, 1998, together with reports thereon of Arthur Andersen LLP, independent accountants for the Company, (b) an unaudited balance sheet of the Business as at December 31, 1998 and an unaudited statement of income of the Business for the year ended December 31, 1998, and (c) the Interim Financials. The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis and present fairly the financial position of the Business at the dates shown and the results of its operations and changes in its financial positions for the periods then ended.

      4.8 Undisclosed Liabilities. As of February 26, 1999, the Business did not have, and since such date the Business has not incurred or suffered, any liabilities, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions or circumstances identified in the Disclosure Schedule, excluding any liabilities for breaches thereof, and (c) as and to the extent incurred in the ordinary course of business after February 26, 1999, none of which are individually and in the aggregate material.

     4.9 Conduct of Business in Normal Course. Except as otherwise disclosed in this Agreement or the Disclosure Schedule, the Business has, since September 25, 1998, been conducted in the ordinary and usual course consistent with past practice and, to the Knowledge of Seller, no event or condition of any character has occurred that could reasonably be expected to have a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, since September 25, 1998, there has not been:

          (a) any change in the business, operations, assets, liabilities, financial condition or operating results of the Company, the Insurance Subsidiaries or the Roney Division which has had or would reasonably be expected to have a Material Adverse Effect on the Company, the Subsidiaries or the Roney Division, taken as a whole;

          (b) any damage, destruction or loss, whether or not covered by insurance to or of the assets of the Company, the Insurance Subsidiaries or the Roney Division which has had or would reasonably be expected to have a Material Adverse Effect on the Company, the Insurance Subsidiaries or the Roney Division, taken as a whole;

          (c) any forgiveness of or waiver by the Company, the Insurance Subsidiaries or the Roney Division of any rights or of any debt, liability or obligation owed to it other than in the ordinary course of business consistent with past practices;

          (d) any satisfaction or discharge of any Encumbrance or payment of any debt, liability or obligation by the Company, the Insurance Subsidiaries or the Roney Division, except in the ordinary course of business;

          (e) any mortgage, pledge, transfer of an Encumbrance on the Company's, the Insurance Subsidiaries' or the Roney
Division Assets, except Encumbrances for current Taxes not yet due or payable;

          (f) any direct or indirect loans or guarantees made by the Company, the Insurance Subsidiaries or the Roney Division to or for the benefit of their shareholders (including the Seller), employees, officers, directors or consultants, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (g) any declaration, setting aside or payment of any dividend or other distribution in respect of the Stock or the Insurance Subsidiaries Stock;

            (h) any change in, or agreement to change, the Retention Program, any Plan or Benefit Program;

            (i) any change in the contingent obligations of the Company, the Insurance Subsidiaries or the Roney Division by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (j) any Contract, agreement or commitment by the Company, the Insurance Subsidiaries and the Roney Division to do any of the things described in this Section; or

           (k) any increase in compensation or any payment or agreement to pay or accrue any bonus or like benefit not in the ordinary course of business to or for the credit of any employee of the Company, the Insurance Subsidiaries or the Roney Division.

      4.10 Regulatory Matters. The Company is duly registered, qualified to do business and in good standing as a broker-dealer with the Securities and Exchange Commission (the "SEC") and with the appropriate state agency in each state in which the conduct of the Business requires such registration and qualification, is duly registered as an investment adviser with the State of Michigan under the Michigan Uniform Securities Act as required under the Investment Advisers Act of 1940 (the "Investment Advisers Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), the New York Stock Exchange (the "NYSE"), the American Stock Exchange, Inc. (the "AMEX"), the Pacific Stock Exchange (the "PSE") and the Chicago Stock Exchange (the "CSE"). The Company, the Insurance Subsidiaries and the Roney Division have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to be filed by them with any Government Entity since January 1, 1996, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessment, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. There is no material unresolved violation, criticism or exception by any Government Entity with respect to any report or statement relating to any examinations of the Company, the Insurance Subsidiaries or the Roney Division.

     4.11   Material  Contracts.  Set  forth  on  the  Disclosure
Schedule is a list and brief description of each contract, agreement, commitment or arrangement (whether written or oral) of a material nature to which the Company, the Insurance Subsidiaries or the Roney Division is a party or under which the Company, the Insurance Subsidiaries or the Roney Division is obligated on the date hereof (the "Material Contracts") other than contracts for services (not including investment banking services) between the Company or the Insurance Subsidiaries and their respective Clients. For purposes of this Section, Material Contracts shall include, without limitation, (i) any contract relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents by the Company, (ii) any licensing or other agreement relating to software used in the conduct of the Business (other than commercially available software commonly run on personal computers), (iii) any loan, loan agreement, note, letter of credit or other evidence of indebtedness where the Business is the obligor or guarantor, (iv) any contract involving total future payments of more than $50,000 other than contracts for brokerage services incurred in the ordinary course of business to purchase or sell securities on behalf of Clients, (v) any contract other than this Agreement limiting the freedom of the Business to compete in any line of business or with any Person and (vi) any outstanding offer, commitment or obligation to enter into any Material Contract.

      4.12 No Defaults. Each of the Company, the Insurance Subsidiaries and the Roney Division has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all material obligations under all Material Contracts to which it is a party, and there are no defaults and no events have occurred that, with the lapse of time or election of any other party, will become defaults by it under any Material Contract. To the Knowledge of Seller, no breach or default by any other party under any Material Contract has occurred or is threatened that will impair or could impair the ability of the Company to enforce any of its rights thereunder in any material respect.

     4.13 Benefit Plans.

          (a) The Disclosure Schedule contains a description of each of the following, if any, which is or has been sponsored, maintained or contributed to by the Company, the Insurance Subsidiaries or the Roney Division for the benefit of its employees or agents: (i) each "employee benefit plan", as defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA) ("Plan"), and (ii) each personnel policy, collective bargaining agreement, profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract, medical reimbursement, life insurance or other benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.13(a)(i) ("Benefit Program").

          (b) True, correct and complete copies or descriptions of each Plan and each Benefit Program, and related trusts and agreements, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent on Form 5500 and the summary plan description.

          (c) Except as otherwise set forth in the Disclosure Schedule, (i) neither the Company nor the Insurance Subsidiaries contribute nor has any obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code; (ii) each of the Company and the Insurance Subsidiaries has substantially performed all obligations, whether arising by operation of law or by Contract, required to be performed by it before or on the date hereof in connection with the Plan and Benefit Programs (including without limitation the filing of any required Form 5500 for any of the Plans); (iii) all material reports and disclosures relating to the Plans required to be filed with or furnished to Government Entities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and Benefit Program has been administered in substantial compliance with its governing documents; (iv) each Plan intended to be qualified under Section 401(a) of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status; (v) there are no Legal Proceedings pending (other than routine claims for benefits) or threatened against, or with respect to, any Plan or Benefit Programs or their assets; (vi) all contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely; (vii) neither the Company nor the Insurance Subsidiaries has or sponsors any Plan subject to Title IV of ERISA,; (viii) none of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, either company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA; and (ix) neither the Company nor the Insurance Subsidiaries has or sponsors any Plan funded by a trust, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

      4.14 No Conflict or Violation. Except as set forth in the Disclosure Schedule, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall not (i) subject to the government filings and other matters referred to in Section 4.15, violate any law, statute, rule, regulation, ordinance, code, Order or award applicable to Seller, the Company, the Insurance Subsidiaries or the Roney Division or their respective
properties,  (ii)  violate  or  conflict  with,  or  permit   the
cancellation of, any Material Contract or any other contract, agreement, indebtedness, lease, Encumbrance, commitment, Permit or concession to which Seller, the Company, the Insurance Subsidiaries or the Roney Division is a party, or by which any of them or any of their respective properties are bound,
(iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, Seller, the Company, the Insurance Subsidiaries or the Roney Division, (iv) result in an imposition of any Encumbrance, restriction or charge on the Business or the Company, the Insurance Subsidiaries or the Roney Division, or (v) violate or conflict with any provision of the Certificate of Incorporation, By-laws or any other governing document or agreement of Seller, the Company, the Insurance Subsidiaries or the Roney Division.

      4.15 Consents and Approvals. Except for (i) consents, authorizations, approvals, filings, exemptions, registration and waivers in connection with compliance with the applicable provisions of federal, state and foreign laws (including without limitation, securities and insurance laws) relating to the regulation of broker-dealers, securities, commodities, investment advisors and insurance agencies and any applicable domestic or foreign industry self-regulatory organization ("SRO"), and the rules of the NASD, the NYSE and other securities exchanges, (ii) consents approvals and notices required under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the Investment Company Act of 1940, as amended (the "1940 Act"),
(iii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino"), (iv) such additional consents and approvals set forth in the Disclosure Schedule, no consent, authorization, approval, filing, exemption, waiver or registration with, any Government Entity or any third Person is required to be made or obtained by the Company, the Insurance Subsidiaries or Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.16 Claims and Legal Proceedings. Except as set forth in the Disclosure Schedule, during the three year period prior to the date hereof, there have been no Legal Proceedings pending against the Company, the Insurance Subsidiaries or the Roney Division or directly or indirectly involving the Business. In addition, to Seller's Knowledge, there are no Legal Proceedings threatened against the Company, the Insurance Subsidiaries or the Roney Division or which would directly or indirectly involving the Business. There are no Orders of any Government Entity outstanding against the Company, the Insurance Subsidiaries or the Roney Division or which involve directly or indirectly the Business. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened that in any way (i) challenges the validity, legality or enforceability of this Agreement or the transactions contemplated hereby, (ii) is likely to have a material adverse effect upon Seller's ability to perform its obligations under this Agreement, or (iii) contests in any way the power or authority of the Company, the Insurance Subsidiaries or Seller with respect to this Agreement.

     4.17 Taxes. Tax returns, reports, and declarations of estimated tax (collectively, "Returns") which were required to be filed with respect to the Business on or before the date hereof have, in all material respects, been filed within the time (including any applicable extensions) and in the manner provided by law. There is not any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes relating to the Business. There are no pending or, to the Knowledge of Seller, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Tax Actions") with respect to any Taxes owed or allegedly owed in connection with the Business. There are no tax liens imposed on the Seller, the Company, or the Insurance Subsidiaries with respect to any of the assets used in connection with the Business. Proper and accurate amounts, in all material respects, have been withheld and remitted by Seller from and in respect of all persons employed in connection with the Business from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all applicable laws and regulations. Neither Seller, the Company nor the Insurance Subsidiaries nor any other corporation has filed an election under section 341(f) of the Code that is applicable to the Company or any assets used in connection with the Business. Neither the Company nor the Insurance Subsidiaries will be a party to any tax sharing agreement with the Seller or any Affiliate of the Seller for periods from and after the Closing.

     4.18 Intellectual Property Rights.

          (a) Seller has disclosed in the Disclosure Schedule all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names, software programs and licenses and Internet domain names and applications for domain names
(collectively, "Intellectual Property Rights") used in the Business and whether any employee, officer, consultant, government agency, university or other Person has any rights in such Intellectual Property. The Intellectual Property Rights are sufficient to carry on the Business as presently conducted. The Company or the Insurance Subsidiaries have exclusive ownership of or license to use all Intellectual Property Rights identified in the Disclosure Schedule. Except as identified in the Disclosure Schedule, the present Business activities do not infringe any Intellectual Property Rights of others. Seller has not received any notice or other claim from any Person asserting that any present Business activities infringe or may infringe any Intellectual Property Rights of such Person.

          (b) The Company and the Insurance Subsidiaries have the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for or incident to the Business as presently conducted or contemplated. Seller has taken all reasonable measures to protect and preserve the security and confidentiality of trade secrets and other confidential information of the Business.

          (c) The Disclosure Schedule describes in reasonable detail all actions taken by the Company, the Insurance Subsidiaries and the Roney Division to become Year 2000 Compliant and whether any hardware, software and firmware utilized in the operation of the Business is Year 2000 Compliant. "Year 2000 Compliant" means that such software and data, without causing failures in software, firmware or hardware and without leading to invalid or incorrect results during operation prior to, during and after January 1, 2000 A.D., will: (i) operate without error relating to the date data, (ii) properly use, recognize and indicate dates from and after January 1, 2000 as both input and output, including without limitation, in any calculation of dates or length of time in the same century or in multiple centuries; and (iii) conform to proper leap year calculations from and after January 1, 2000.

          4.19 Labor Relations.

          (a) Except as set forth in the Disclosure Schedule, neither the Company nor the Insurance Subsidiaries is a party to or bound by any and, to Seller Knowledge there are no, agreements or arrangements on behalf of any officer, director or employee of the Business providing for severance payments, accelerated vesting or similar benefits following termination of their employment or for any payment, accelerated vesting or other benefits to such Person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements applicable to the employees of the Business.

          (b) There is no unfair labor practice charge or complaint or any similar matter involving the employees of the Business pending or, to Seller's Knowledge, threatened before any Government Entity.

          (c)    There   are  no  investigations,  administrative
proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Seller's Knowledge, threatened before the Equal Employment Opportunity Commission or any other Government Entity involving any employees of the Business.

          (d) The Disclosure Schedule contains a list of the names and annual rates of compensation of the directors and officers of the Company and the Insurance Subsidiaries and of the employees of the Business whose rates of compensation, on an annualized basis, during the year ended December 31, 1998
(including base salary, bonus, commissions, and incentive pay) exceeded or are expected to exceed $100,000. The Disclosure
Schedule also summarizes the bonus, profit sharing, percentage compensation, automobile, club membership, and other like benefits, if any, paid or payable by to such directors, officers or employees from January 1, 1998 through the date hereof. The Disclosure Schedule also contains a brief description of all material terms of employment agreements and confidentiality agreements to which the Company or the Insurance Subsidiaries is a party and a list by individual of the amount of all severance benefits and Retention Payments which any such director, officer or employee is or may be entitled to receive and the amount of liquidated damages that such director, officer or employee may be obligated to pay to the Company under the Employment Agreements. Seller has delivered to Buyer accurate and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments under which such directors, officers and employees are entitled to receive benefits of any nature.

          (e) No arbitration or Order applicable to the Business in any way will limit or restrict the relocation or closing of any operations or facilities of or involving the Business.

          (f) Except as set forth in the Disclosure Schedule, the employment of each such director, officer and employee is terminable at the will of the Company or the Insurance Subsidiaries. Seller has not received notice that any officer or key employee, or that any group of employees, intends to terminate their employment with the Company or the Insurance Subsidiaries, and Seller does not have a present intention to terminate the employment of any of the foregoing.

          (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with, or permit the cancellation of, (A) those certain employment agreements, dated May 8, 1998 between the Company and certain employees of the Company (the "Employment Agreements"), (B) the pledge agreements, dated May 8, 1998, between the Company and certain employees of the Company (the "Pledge Agreements") or (C) the Retention Program, (ii) accelerate the payment of the Retention Payments,
(iii) alter the Company's right to receive payment of the liquidated damages pursuant to paragraph 5 to the Employment Agreements, (iv) permit or require the termination of any security interest held by the Company in the Pledged Securities (as defined in the Employment Agreements), or (v) cause or require the return or distribution of the Pledged Securities by the Company.

     4.20 Environmental Laws. Neither the Company nor any Insurance Subsidiary is in violation of any applicable, material Environmental Law, and to the Knowledge of Seller, no material expenditures are required to be made in order for the Business to be in compliance with any Environmental Law.

     4.21 Securities. The Company has good and marketable title to all securities owned by it (except securities held in any fiduciary or agency capacity), free and clear of any Encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company. Such securities are valued on the Financial Statements in accordance with GAAP. Except as set forth in the Disclosure Schedule, the Securities Inventory is owned by Banc One Capital Markets, Inc., free and clear of all Encumbrances of any kind whatsoever. The Buyer, at the time of the Closing, will receive good and marketable title to the Investment Securities.

      4.22 Agreements with Regulatory Agencies. As of the date of this Agreement, except as set forth in the Disclosure Schedule, neither the Company nor the Insurance Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Government Entity that restricts the conduct of the Business or that relates to the capital adequacy, its credit policies, its management or the Business (each, a "Regulatory Agreement"). Neither the Company nor the Insurance Subsidiaries have been advised since January 1, 1997 by any Government Entity that it is considering issuing or requesting any Regulatory Agreement. There is no pending or, to the Knowledge of Seller, threatened regulatory investigation involving the Business. After the date of this Agreement, no matters referred to in this Section have arisen.

     4.23 Certain Practices. Since January 1, 1996, (a) neither the Company, the Insurance Subsidiaries, the Roney Division nor Banc One Capital Markets has paid any money, made a gift or provided a similar benefit to any official or employee of any Government Entity, or to any elected official or candidate for office which may subject the Company, the Insurance Subsidiaries or the Roney Division to any Order or any damage or penalty in a Legal Proceeding; and (b) neither the Company, the Insurance Subsidiaries, the Roney Division, the Seller nor any Affiliate of the Seller has paid any money, made a gift or provided a similar benefit to any Client, supplier, employee or agent of any Client or supplier, to any official or employee of any Government Entity, or to any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the Business (or assist any of the foregoing in connection with any actual or proposed transaction involving the Business) which (i) may subject the Company, the Insurance Subsidiaries or the Roney Division to any damage or penalty in any Legal Proceeding, (ii) if not given in the past, may have had an adverse effect on the Business, or (iii) if not continued in the future, may adversely affect the Business. Except as disclosed in the Disclosure Schedule, as of the Closing, there will be no loans, leases, obligations or other continuing transactions between the Company, the Insurance Subsidiaries and the Roney Division, on the one hand, and the Seller, on the other hand, with respect to the Business.

     4.24 Insurance. The Disclosure Schedule sets forth a list of all policies of fire, liability, business interruption, and other forms of insurance and all fidelity bonds held by or applicable to the Company, the Insurance Subsidiaries, the Roney Division and the Business at any time within the past three years, including in respect of each such policy the policy name, policy number, carrier, term, type of coverage, deductible amount or self-insured retention amount, limits of coverage, and annual premium. No event has occurred which will result in a retroactive upward adjustment of premiums under any such policies or which is likely to result in any prospective upward adjustment in such premiums. Except as disclosed in the Disclosure
Schedule, there has been no material change in the type of insurance coverage maintained by the Company, the Insurance Subsidiaries, the Roney Division during the past three years which has resulted in any period during which the Company, the Insurance Subsidiaries, the Roney Division had no insurance coverage. Excluding insurance policies which have expired and been replaced, no insurance policy of the Company, the Insurance Subsidiaries, the Roney Division has been canceled within the last three years and, to the Knowledge of Seller, no threat has been made to cancel any currently existing insurance policy.

     4.25 Property and Assets; Accounts The Disclosure Schedule sets forth a list and description of all real and personal properties owned or leased as of February 26, 1999 by the Company, the Insurance Subsidiaries or the Roney Division as of the date hereof. Except as set forth in the Disclosure Schedule, the real and personal properties of the Company, the Insurance Subsidiaries and the Roney Division are free and clear of all Encumbrances of any kind whatsoever, except those Encumbrances which would not have a Material Adverse Effect. The physical properties owned or utilized in the conduct of the Business are in good operating condition and repair, normal wear and tear excepted, and are adequate for the conduct of the Business. Banc One Capital Markets, Inc., an indirect wholly-owned subsidiary of the Seller, owns the Roney Division Assets. Except as otherwise set forth in the Disclosure Schedule, the Buyer, at the time of the Closing, will indirectly have good and marketable title to or a valid leasehold interest in all such physical properties owned or utilized in the conduct of the Business.

     The Disclosure Schedule sets forth the addresses of all real property that the Company, the Insurance Subsidiaries and the Roney Division owns, leases or subleases, and any Encumbrance thereon, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term. To the Knowledge of Seller, there is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company, the Insurance Subsidiaries or the Roney Division. All the leases listed on the Disclosure Schedule are valid and enforceable and are in full force and effect, and except as disclosed on the Disclosure Schedule, there are no defaults by the Company, the Insurance Subsidiaries or the Roney Division under any of such leases or, to the Knowledge of the Seller, by any other party thereto, which might have a Material Adverse Effect on the present use by the Company, the Insurance Subsidiaries or the Roney Division of the property listed on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, no consent or approval of the lessor or sublessor of any of the leases listed on the Disclosure Schedule is required in connection with the consummation of the transactions contemplated by this Agreement nor will such consummation result in any material increase of any amounts payable under any lease listed on the Disclosure Schedule.

     The Disclosure Schedule sets forth a list of all accounts of the Company, the Insurance Subsidiaries or the Roney Division with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such accounts. The Disclosure Schedule also sets forth all corporate credit card accounts for which the Company, the Insurance Subsidiaries or the Roney Division are responsible, and the names of all persons that hold credit cards issued thereunder.

     4.26 No Brokers. Neither the Company nor Seller has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.27 No Other Agreements. Neither the Company nor Seller has any legal obligation, absolute or contingent, to any other Person to sell the Stock, the Roney Division Assets and Liabilities, the Insurance Subsidiaries Stock, or all or substantially all the assets of the Company or to effect any merger or consolidation of the Company.

      4.28 Compliance with Laws. The Business has been conducted in compliance with all statutes and regulations applicable to the Business with which the failure to comply would have a Material Adverse Effect. Neither Seller, the Company nor any Affiliate has received notice from any agency or department of federal, state or local government asserting a violation of any law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) that would have a Material Adverse Effect. Set forth in the Disclosure Schedule is a list of all Permits held by the Company, the Insurance Subsidiaries, the Roney Division and the employees thereof. The Company, the Insurance Subsidiaries, the Roney Division and the employees thereof hold all Permits which are necessary to operate the Business, except where such failure will not have a Material Adverse Effect. There is no decree, judgment or order of any kind in existence restraining Seller, the Company, any Affiliate, or their respective Representatives from taking any actions of any kind in connection with the Business.


                            ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

      5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has full power and corporate authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

     5.2 Authorization. Buyer has all necessary corporate power and authority and has taken, or by Closing will have taken, all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors rights and to general equity principals.

      5.3 No Conflict or Violation. The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby shall not (i) subject to the government filings and other matters referred to in Section 5.4, violate any law, statute, rule, regulation, ordinance, code, Order or award applicable to Buyer or its properties,
(ii) violate or conflict with, or permit the cancellation of, any contract, agreement, indebtedness, lease, Encumbrance, commitment, Permit or concession to which Buyer is a party, or by which Buyer or any of its properties are bound, or (iii) violate or conflict with any provision of the Articles of Incorporation, By-laws or any other governing document or agreement of Buyer.

      5.4 Consents and Approvals. Except for (i) consents, authorizations, approvals, filings, exemptions, registration and waivers in connection with compliance with the applicable provisions of federal, state and foreign laws (including without limitation, securities and insurance laws) relating to the regulation of broker-dealers, securities, commodities, investment advisors and insurance agencies and any applicable domestic or foreign industry SRO, and the rules of the NASD, the NYSE and other securities exchanges, (ii) consents approvals and notices required under the Advisers Act and the 1940 Act, (iii) the expiration of any applicable waiting period under Hart-Scott-Rodino, (iv) such additional consents and approvals set forth in the Disclosure Schedule, the failure of which to obtain would result in a Material Adverse Effect on the Business, no consent, authorization, approval, filing, exemption, waiver or registration with, any Government Entity or any third Person is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

       5.5 No Litigation. No action, suit, inquiry, investigation or other proceeding is pending or, to the Knowledge of Buyer, threatened in or before any Government Entity that in any way (i) challenges the validity, legality or enforceability of this Agreement or the transactions contemplated hereby, (ii) is likely to have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement, (iii) contests or affects the validity or enforceability of this Agreement, or
(iv) contests in any way the power or authority of Buyer with respect to this Agreement.

      5.6 No Brokers. Buyer has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Seller or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                           ARTICLE VI

                  COVENANTS OF SELLER AND BUYER

      Seller, on the one hand, and Buyer, on the other hand, covenant as follows:

     6.1  Maintenance of Business Prior to Closing.  Prior to the
Closing, and in furtherance of the transactions contemplated hereby, Seller shall use its reasonable best efforts to continue to carry on the Business in the ordinary course and substantially in accordance with past practice and will not take any action inconsistent therewith or with the consummation of the Closing or with the performance of the obligations of Seller hereunder. Seller shall not permit the Company, the Insurance Subsidiaries or the Roney Division to engage in any new line of business or enter into any new Contract, transaction or activity or make any commitment except in the ordinary course of business consistent with past practice. Seller shall cause the Company, the Insurance Subsidiaries and the Roney Division to use their commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their respective current officers, employees and consultants, and to preserve their present relationships with Clients, suppliers and other Persons with which they have business relations.

     6.2  Company Employees.

          (a) Effective upon the Closing, the Retained Employees (as defined below) shall cease to be eligible to participate in any of the Seller Plans. Neither Buyer, the Company, the Insurance Subsidiaries nor any of their respective Affiliates shall have any liability or obligation of any kind whatsoever with respect to any of the Seller Plans, including, without limitation, for benefits to which participants thereunder or their beneficiaries may be entitled, whether such benefits accrue before or after the Closing Date. The exclusion of liabilities and obligations of Buyer, the Company, the Insurance Subsidiaries and their respective Affiliates as set forth in the preceding sentence includes any and all liabilities or obligations to any parties, including, without limitation, participants under the Seller Plans and their beneficiaries, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor and any other governmental authority, and any collective bargaining unit which at any time represents any of the Retained Employees or former employees of the Seller.

           (b) With respect to employees of the Company, the Insurance Subsidiaries and the Roney Division who become or remain employees of the Buyer, the Company or the Insurance Subsidiaries at the Closing (the "Retained Employees"), Buyer shall administer and perform or cause the performance of the Company's currently existing obligations under the Company Plans, the Employment Agreements and the Pledge Agreements. Buyer and Seller acknowledge and agree that there will be no diminution or change in the rights of the Retained Employees as set forth in the Company Plans, the Employment Agreements and the Pledge Agreements as a result of the consummation of the transactions contemplated by this Agreement. Seller agrees to take any and all actions necessary or desirable at the Closing to transfer to the Buyer or the Company any cash, securities or other assets held by the Seller pursuant to such Pledge Agreements.

           (c) Buyer and Seller agree to fully cooperate with each other in the administration of the Retention Program. Seller agrees to pay or release all amounts owed under the Retention Program and Buyer agrees to reimburse Seller for the amounts paid or released by Seller as Retention Payments, but only to the extent provided in this paragraph. Buyer shall promptly pay Seller by wire transfer cash amounts that are required to be paid or released to employees of the Company after the Closing Date as Retention Payments under the Retention Program, but only those cash amounts that were unaccrued, as of the Closing Date, for Retention Payments payable on or after the Closing Date. In addition, in the event that Seller is required to release or pay to employees of the Company after the Closing Date shares of Seller common stock as Retention Payments under the Retention Program, then Buyer shall promptly pay Seller by wire transfer an amount equal to $53.9938 times the number of shares of Seller common stock so released or paid, but only those shares of Seller common stock that were unaccrued, as of the Closing Date, for Retention Payments payable on or after the Closing Date. Buyer and Seller acknowledge and agree that there will be no diminution or change in the rights of the Retained Employees as set forth in the Retention Program.


           (d) Buyer agrees not to take any action with respect to employees of the Company, from the date of this Agreement through 60 days after the Closing Date, that could be construed as a "plant closing" or a "mass layoff", as those terms are defined in the Worker Adjustment Retraining and Notification Act, 29 U.S.C. 2101-2109 (the "WARN Act"). In the event of an employment action by Buyer upon or following the Closing for which notice is required under the WARN Act, Buyer agrees to indemnify and hold harmless Seller and its Affiliates with respect to any failure, or alleged failure, by Buyer to provide notice as may be required under the WARN Act. Seller shall give such notices to employees of the Company, the Insurance Subsidiaries and the Roney Division as are required for it to comply with the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") or any applicable state law. Seller also shall provide certifications of creditable coverage under its group health plan(s) to employees of the Company, the Insurance Subsidiaries and the Roney Division to the extent and within the time frames required by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Further, Seller shall provide such other continuation and/or conversion notices to the employees of the Company, the Insurance Subsidiaries and the Roney Division as are required under federal or state law relative to the benefits which they enjoyed prior to the Closing Date. Buyer shall be responsible for complying with the requirements of COBRA, HIPAA and applicable state law, if any, relating to group health insurance continuation with respect to any Retained Employee whose employment is terminated after the Closing Date and who experiences a loss of coverage after the Closing Date.

     6.3  Certain Prohibited Transactions.  Prior to the Closing,
Seller shall not, without the prior written consent of Buyer, cause or permit the Company, the Insurance Subsidiaries or the Roney Division to:

          (a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

          (b) pay or incur any obligation to pay any dividend on the Stock or the Insurance Subsidiaries Stock or make or incur any obligation to make any distribution or redemption with respect to such stock;

           (c) make any change to the Articles of Incorporation or By-laws of the Company or the Insurance Subsidiaries or institute any action or proceeding to dissolve the Company or the Insurance Subsidiaries;

           (d) mortgage, pledge or otherwise encumber any of the properties or assets of the Company or the Insurance Subsidiaries or the Roney Division Assets or sell, transfer or otherwise dispose of any of the properties or assets of the Company or the Insurance Subsidiaries or the Roney Division Assets or cancel, release or assign any indebtedness owed to the Company or the Insurance Subsidiaries or any claims held by any of such companies, except for the Encumbrance of securities in the ordinary course of business and consistent with past practice;

           (e) make any investment of a capital nature either by purchase of stock or securities, contribution to capital, loan, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

           (f) enter into or terminate any material contract or agreement, or make any material change in any of its Material Contracts;

          (g) (i) except as disclosed in the Disclosure Schedule, increase the compensation payable or to become payable to the officers, directors or employees of the Company, the Insurance Subsidiaries or the Roney Division;
     (ii) change the employment conditions of any employee of the Company, the Insurance Subsidiaries or the Roney Division;
     (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of the directors, officers or employees of the Company, the Insurance Subsidiaries or the Roney Division; (iv) amend, modify, revoke or terminate the Retention Program; or (iv) establish, adopt, enter into or amend any bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of the Company, the Insurance Subsidiaries or the Roney Division, or take any action to accelerate any rights or benefits thereunder;

          (h) (i) change any accounting policies or procedures of the Company, the Insurance Subsidiaries or the Roney Division or make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP; or (ii) make any Tax election, other than in the ordinary course of business consistent with past practice;

          (i) increase or decrease prices charged to the Clients of the Company, the Insurance Subsidiaries or the Roney Division, other than in the ordinary course of business consistent with past practice, or fail to use all commercially reasonable efforts to enforce any Contract or other agreement with any customer or supplier, collect its accounts receivable, or pay its accounts payable, in each case in the ordinary course of business consistent with past practice;

          (j) enter into any Contract or transaction with any directors, officers or employees of the Company, the Insurance Subsidiaries or the Roney Division or any entity in which any such director, officer, or employees has a direct or indirect interest, whether or not in the ordinary course of business; or

          (k) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would cause any representation, warranty, covenant or agreement of Seller in this Agreement to be or to become untrue.

      6.4 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event known to such party, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, and (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use commercially reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.5 Access to Information. From the date hereof through the Closing Date, Seller shall, and shall cause the Company, the Insurance Subsidiaries and the Roney Division to, give Buyer and its Representatives full and reasonable access to further information with respect to the Business, its business records and activities, during normal business hours for the purpose of completing its business and financial review of the Business, and Buyer will maintain the confidentiality of any such information in accordance with Section 10.11.

     6.6 Reasonable Efforts; Cooperation; Further Assurances. Each of the parties hereto shall: use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, (i) cooperating with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation including the NASD, NYSE and other stock exchange rules; (ii) using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Government Entity or other Persons (including parties to Contracts with the Company, the Insurance Subsidiaries and the Roney Division as are necessary for the consummation of the transactions contemplated hereby), (iii) making on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby, (iv) defending all Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining Order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (v) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     6.7 No Conduct Inconsistent with this Agreement. From the date hereof until the Closing Date, or earlier termination of this Agreement as provided herein, Seller and its Affiliates shall not, nor shall Seller authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate, encourage the initiation or submission by others of any Acquisition Proposal; (ii) enter into or participate in discussions or negotiations with, respond to solicitations relating to, furnish to any Person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or
(iii) enter into any contract, agreement or commitment (whether or not binding) with respect to any Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, strategic alliance, business combination or other similar transaction (including, but not limited to, any transaction in which a third party could become the direct or indirect beneficial owner of the Stock, the Insurance Subsidiaries Stock or the Roney Division Assets) involving the
Seller, the Company, the Insurance Subsidiaries or the Roney Division Assets, or any purchase of all or any significant portion of the assets of the Company or the Insurance Subsidiaries or of the Roney Division Assets. Seller shall promptly advise Buyer orally and in writing of (i) the receipt by it (or any of the Persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, (ii) the material terms and conditions of any such Acquisition Proposal or inquiry and (iii) the identity of the Person making any such Acquisition Proposal or inquiry. Seller shall (i) keep Buyer fully informed of the status, including any change to the details of any such Acquisition Proposal or inquiry and (ii) provide to Buyer promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Seller from any third party in connection with any Acquisition Proposal.


                           ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF SELLER

      The obligation of Seller to consummate the transactions provided for hereby is subject, in the reasonable discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      7.1 Representations, Warranties, Covenants and Agreements. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

      7.2 Consents. Seller shall have received all consents, authorizations, approvals, filings, exemptions and waivers from Government Entities and all material consents, authorizations, approvals, filings, exemptions and waivers other Persons necessary to permit Seller to consummate the transactions contemplated hereby.

      7.3 No Injunctions or Restraints; Illegality. No Order issued by any Government Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby.

      7.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Barry S. Augenbraun, Senior Vice President and Corporate Secretary of Buyer dated as of the Closing Date, in the form of Exhibit A attached hereto. In rendering such opinion, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which he is admitted to practice law, upon opinions of local counsel (including employees of Buyer and its Affiliates), satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Buyer.

      7.5 Certificates. Buyer will furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

                          ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF BUYER

      The obligation of Buyer to consummate the transactions provided for hereby is subject, in the reasonable discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

      8.1 Representations, Warranties, Covenants and Agreements. All representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof. Notwithstanding the foregoing, the condition to Closing set forth in the immediately preceding sentence shall be deemed satisfied (but the Buyer shall retain its rights to any damages), if the Disclosure Schedule is not true and correct, provided that, as of the Closing Date, the Disclosure Statement did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Seller shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

      8.2 Consents. Buyer shall have received all consents, authorizations, approvals, filings, exemptions and waivers from Government Entities and all material consents, authorizations, approvals, filings, exemptions and waivers other Persons necessary to permit Buyer to consummate the transactions contemplated hereby.

      8.3 No Injunctions or Restraints; Illegality. No Order issued by any Government Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby.

      8.4   Opinion  of Counsel.  Seller shall have delivered  to
Buyer the opinion of Sherman I. Goldberg, Executive Vice President, Secretary and General Counsel of Seller, dated the Closing Date, in the form of Exhibit B attached hereto. In rendering such opinion, such counsel may rely as he deems advisable (a) as to matters governed by the laws of jurisdictions other than states in which he is admitted to practice law, upon opinions of local counsel (including employees of Seller and its Affiliates), satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Seller and the Company, as the case may be.

      8.5 Certificates. Seller will furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Buyer.


                           ARTICLE IX

                        ACTIONS BY SELLER
                   AND BUYER AFTER THE CLOSING

      9.1 Books and Records. Each of Seller and Buyer agrees that it will cooperate with and make available to the other, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any tax audit, investigation or dispute, any litigation or investigation of any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. Each party agrees to use its reasonable best efforts to retain in a reasonably secure and accessible location all Books and Records until the expiration of the later of (i) the period under which indemnification is available pursuant to Section 9.3 and (ii) three years from the Closing Date. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. Seller may require certain financial information for periods prior to the Closing Date for the purpose of filing Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller's request and Seller shall reimburse Buyer for all reasonable out-of-pocket expenses relating thereto.

      9.2 Survival of Representations, etc. The representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years; provided, however, that (i) any representation, warranty, covenant or agreement relating to Taxes shall survive until the expiration of the applicable statute of limitations, and (ii) any representation, warranty, covenant or agreement related to Legal Proceedings involving a client of the Company, Roney Division or Insurance Subsidiaries shall survive the Closing for a period of three years. The other covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement which by their terms apply in whole or in part after the Closing or a termination of this Agreement shall survive after the Closing Date or a termination, as applicable, for the period specifically provided by their respective terms, or, if no such period is specified, until the expiration of the applicable statute of limitations.

     9.3  Indemnification.


      (a) By Seller. Seller shall indemnify, save and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Company and the Insurance Subsidiaries), and their respective Representatives, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, reasonable attorneys' fees and expenses (including fees and expenses of in-house legal counsel) and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or agreement, or the inaccuracy of any representation or warranty, made by Seller in or pursuant to this Agreement, (ii) Taxes of the Business or any other corporation with which the Business may have joined in the filing of a consolidated or combined Return for all taxable years (or other taxable periods) during which the Business shall have been or shall be in existence and any Taxes related to the consummation of the transactions contemplated by this Agreement; provided, however, that such indemnity shall exclude the liability for Taxes relating to any period beginning on or after the Closing Date, (iii) any liability, obligation, debt or commitment of Seller described in Section 2.4, (iv) any liability or obligation related to any Legal Proceedings, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, involving any client of the Company, the Roney Division or the Insurance Subsidiaries existing or arising out of any transaction or state of facts existing on or prior to the Closing Date, other than Legal Proceedings described in the Disclosure Schedule, and (v) any liability or obligation, whether accrued, absolute, contingent, known or unknown or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the Closing Date, unless such liability or obligation (A) was disclosed, reflected or reserved against in the Financial Statements, or (B) arose under contracts, commitments, transactions or circumstances identified in the Disclosure Schedule, or (C) would not have been required to be disclosed in the Disclosure Schedule if such transaction or state of facts was known as of the Closing Date.

           (b) By Buyer. Buyer shall indemnify, save and hold harmless Seller and its Affiliates, and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement,
(ii) Taxes of the Business excluded from the indemnity of Seller in Section 9.3(a), (iii) Assumed Obligations, or (iv) any obligations under the Retention Program up to the amount of the Retention Payments subtracted from the Purchase Price. In addition, the Buyer shall cause the Company to indemnify, save and hold harmless Seller and its Affiliates, and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from the litigation described in the Seller Disclosure Statement.

          (c) Claims. If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practical after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Section 9.3. Neither Buyer nor Seller will have any indemnification obligation under this Agreement unless notice is given of any claim for indemnification prior to the end of the period during which representations, warranties, covenants and agreements survive as provided in Section 9.2. If any claim, lawsuit, proceeding or action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons); provided, that the failure of any indemnified party to give the notice required by the preceding clause shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, except as provided below, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate (at the indemnifying party's expense) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and provided, further, that if the indemnifying party shall not have employed counsel to direct the defense of any such action or if any such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), legal and other expenses thereafter reasonably incurred by the indemnified party shall be borne by the indemnifying party. An indemnified party shall not be entitled to any payment under an indemnity hereunder with respect to any action or portion of an action until such action or portion shall have been settled by agreement among the pertinent parties or shall have been finally determined (including any appeals unless by agreement no further appeals are taken) by a court or board of arbitration of competent jurisdiction. No indemnifying party shall be required to pay indemnification hereunder as a result of a settlement or compromise unless the indemnified party shall have given its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld.

      Buyer shall have no obligation to indemnify Seller pursuant to this Section 9.3, unless and until the amount of all Damages (other than Damages relating to the willful or intentional breach of any representation, warranty, covenant or agreement) for which Seller is otherwise entitled to receive indemnification from Buyer exceeds $100,000, and, in that event, Seller shall have the right to recover from Buyer all Damages, less $50,000. Seller shall have no obligation to indemnify Buyer pursuant to this
Section 9.3, unless and until the amount of all Damages (other than Damages relating to the willful or intentional breach of any representation, warranty, covenant or agreement) for which Buyer is entitled to receive indemnification from the Seller pursuant to this Section 9.3 shall exceed the Litigation Reserve (less the amount ultimately incurred by the Company with respect to the Legal Proceedings described in the Disclosure Schedule) plus $100,000 and, in that event, Buyer shall have the right to recover from Buyer all Damages, less $50,000 and less the portion of the Litigation Reserve that exceeds the amount ultimately incurred by the Company with respect to the Legal Proceedings described in the Disclosure Schedule. Each party shall be obligated  to  indemnify the other for the  full  amount  of  all
Damages relating to the willful or intentional breach of any representation, warranty, covenant or agreement. The obligation of either party under this paragraph shall be limited to $15 million, excluding any Damages (a) for Taxes to be paid by Seller, (b) for liabilities or obligations specifically assumed or retained by either party, including, without limitation, Seller's obligations under the Asset Purchase Agreement or (c) for the willful or intentional breach of any representation, warranty, covenant or agreement.

           (d) Brokers and Finders. Pursuant to the provisions of this Section, Buyer, on the one hand, and Seller, on the other hand, shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

           (e) No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL DAMAGES SUFFERED BY SAID PERSON, EVEN IF BUYER OR SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      9.4 Further Assurances. Both before and after the Closing Date, each party will cooperate in good faith with the other party and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

     9.5 Name; Proprietary Information. Seller acknowledges and agrees that it shall not retain after the Closing any right or interest in or to or license to use the names "Roney", "Roney & Co." or any derivation of any of them (individually and collectively, the "Company Name"); any logo, symbol, service mark, trademark, tradestyle, slogan or similar intellectual property used in the Business (the "Company Marks"); or any proprietary information, marketing materials, software, documents, signage, or Client lists of the Business (the "Company Proprietary Property"). "Company Proprietary Property" shall not include information with respect to Clients who are also customers of Seller or its Affiliates (other than the Company, the Insurance Subsidiaries or the Roney Division) or marketing materials of the Company relating to non-Company products of Seller or its Affiliates. From and after the Closing Date, (a) neither Seller nor its Affiliates shall use the Company Name, Company Marks or Company Proprietary Property in any manner in connection with the operation of their respective businesses and
(b) neither the Company nor the Insurance Subsidiaries shall use the names "Banc One", "Bank One", "First Chicago", "NBD" and "First Chicago NBD" in connection with the operation of their respective businesses.

     9.6  No Solicitation.

     (a) Seller covenants and agrees that, without Buyer's prior written consent, for a period of five years after the Closing Date, Seller will not directly or indirectly (i) solicit for employment, hire or otherwise engage the services of any Person who was employed by the Company, the Insurance Subsidiaries or the Roney Division as of the Closing Date or (ii) solicit any Client. Notwithstanding the foregoing, Seller may solicit Clients who are retail brokerage customers of the Company as part of Seller's general advertising and customer solicitation efforts, so long as such efforts are not directly targeted at such Clients and so long as Seller does not directly or indirectly use any Client lists.

     (b) Buyer covenants and agrees that, without Seller's prior written consent, for a period of one years after the Closing Date, Buyer will not directly or indirectly solicit for employment, the employees of Banc One Capital Market, Inc. listed on the Disclosure Schedule that are independent sale representatives of Banc One Securities Corp. and First Chicago NBD Investment Services, Inc. Notwithstanding the foregoing, Buyer may hire or otherwise engage the services of any such employee, if such employee directly or indirectly first contacts Buyer or its Affiliates seeking employment or otherwise seeking to be engaged by Buyer or its Affiliates.

                            ARTICLE X

                          MISCELLANEOUS

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual written consent of Buyer and Seller; or

          (b)  by either Buyer or Seller:

               (i) if the Closing shall not have occurred on or before September 30, 1999; provided, however, that the right to terminate the Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the date;

               (ii)  if  (A) there shall be a final nonappealable
     Order of a Government Entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (B) there shall be a law, statute, rule, regulation or Order decree enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby; or

          (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1, and (ii) cannot be or has not been cured within 45 days after the giving of written notice to Buyer of such breach (a "Buyer Material
Breach") (provided that Seller is not then in Seller Material Breach (as defined in Section 10.1(d)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

          (d) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1, and (B) cannot be or has not been cured within 45 days after the giving of written notice to Seller of such breach (a "Seller Material Breach") (provided that Buyer is not then in Buyer Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

     In the event of termination of this Agreement by Seller or Buyer pursuant to this Section, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except for Sections 10.7 and
10.11 or as provided elsewhere herein, in the event of the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of Seller or Buyer or any of their respective Representatives to the other, all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for damages resulting from the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party, except that Buyer may assign its rights under this Agreement to any Affiliate or to the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

     10.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally, by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

   If to Seller, addressed to:

     BANK ONE CORPORATION
   One First National Plaza
   Mail Code IL1-0046
   Chicago, Illinois 60670
   Attention: Daniel E. Davies, First Vice President
   Facsimile: (312) 732-3366

   with a copy to:

   BANK ONE CORPORATION
   One First National Plaza
   Mail Code IL1-0292
   Chicago, Illinois 60670
   Attention: Daniel P. Cooney, Senior Vice President and Legal Counsel
   Facsimile: (312) 732-3596 or 9753

   If to Buyer, addressed to:

     Raymond James Financial, Inc.
     The Raymond James Financial Center
     880 Carillon Parkway
     P.O. Box 12749
     St. Petersburg, Florida  33733-2749
      Attention: Jeffrey P. Julien, Vice President - Finance  and
Chief Financial Officer
     Facsimile:  (305) 573-8365

     with a copy to

     Greenberg Traurig, P.A.
     1221 Brickell Avenue
     Miami, Florida 33131
     Attention:  Phillip J. Kushner
     Facsimile:  (305) 579-0717


or to such other place and with such other copies as either party may  designate  as  to itself by written notice  to  the  others.
Notice shall be effective on the date received by the party   (or
the date of refusal of delivery).

      10.4 Choice of Law; Remedies; Venue. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and iii) agrees that it will not bring any action relating to this Agreement of any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

       10.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      10.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.7 Expenses. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. All costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred shall be borne equally by the Buyer and the Seller. The filing fee required to be paid in connection with the premerger notification and report forms to be made under Hart-Scott-Rodino shall be borne equally by the Buyer and the Seller.

      10.8 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      10.9  Titles.   The  titles, captions or  headings  of  the
Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.10 Publicity. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement. Prior to the Closing, no party shall issue any other press release, without the prior approval of the other party, provided that the Buyer and Seller, after consultation with one another, may make such disclosures concerning the transactions provided for herein as the Buyer or Seller believes are required by the Securities Exchange Act of 1934.

      10.11 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it has had and will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, shall preserve the confidentiality thereof, shall not duplicate or use such information other than for the purpose of consummating the transactions contemplated by this Agreement, and shall not furnish such information to any Person (other than to
Representatives who have a need to know such information in connection with the transactions contemplated hereby), except to the extent that such disclosure is required by judicial process or governmental or regulatory authorities, in which case each party shall give prompt notice to the other party so that such party may seek to obtain a protective order. In the event of the termination of this Agreement for any reason whatsoever, each party shall return or destroy all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep such information confidential and not to use any such information. The representations and agreements contained in this Section shall survive the termination of this Agreement or the Closing Date for a period of three years after such termination or the Closing Date, as applicable.

     10.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference and convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     10.13 Third Party Beneficiaries. No Person not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.



            IN   WITNESS   WHEREOF,  the  parties   hereto   have
caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.


BANK ONE CORPORATION                               RAYMOND  JAMES
                                        FINANCIAL, INC.


By                                 By
     William P. Boardman                     Thomas A. James
      Senior  Executive Vice President               Chairman  of  the
Board and
                                        Chief Executive Officer
























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